Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com
Contact:
Jeffrey W. Church
CFO, Treasurer
& Corporate Secretary
(240) 632-5510
jchurch@genvec.com
GENVEC REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
Vaccine Funding Increases Revenues, Reduces Net Loss
     GAITHERSBURG, MD (November 2, 2005) — GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the third quarter ended September 30, 2005. GenVec reported a net loss of $3.3 million ($0.06 per share) for the quarter ended September 30, 2005 compared to a net loss of $4.8 million ($0.09 per share) in the comparable quarter of 2004. For the nine months ended September 30, 2005, the Company reported a net loss of $9.7 million ($0.17 per share), as compared to a net loss of $15.2 million ($0.28 per share) for the comparable nine-month period in 2004. The current year loss was down primarily due to the increase in revenues from government-funded programs supporting the development of HIV and malaria vaccines.
     Revenue for the third quarter ended September 30, 2005 more than doubled to $6.9 million as compared to $2.9 million for the same period last year, an increase of 135 percent. Revenue for the nine months ended September 30, 2005 also more than doubled, increasing 113 percent to $18.8 million as compared to $8.8 million in the comparable nine-month period in 2004. Revenue was derived primarily from the Company’s funded research and development programs with the National Institutes of Health (NIH), the United States Naval Medical Research Center and PATH’s Malaria Vaccine Initiative, all of which use GenVec’s proprietary technology for the development of clinical grade vaccine candidates, and from our collaboration with Fuso Pharmaceutical Industries for the development of a targeted cancer therapy. The increase in revenue for the current quarter and first nine months of 2005 was primarily due to the manufacture of HIV vaccine supplies for ongoing Phase I trials and a recently initiated 480 patient Phase II trial conducted and paid for by the NIH. A portion of this revenue growth has been derived from pass-through costs to GenVec’s contract manufacturer. As previously reported, the Company announced a $9.9 million increase in funding for the HIV vaccine development program with the NIH. This program, initiated in 2002, now extends through 2008 and is projected to provide up to a total of $50 million in research and development payments over the term of the agreement.
     Operating expenses for the third quarter ended September 30, 2005 increased 33 percent to $10.4 million as compared to $7.8 million for the same period in 2004. For the nine-month period ended September 30, 2005, operating expenses increased $4.7 million (19 percent) to $28.9 million as compared to $24.2 million for the same period in 2004. The increase was primarily due to the expanded scope of the Company’s funded HIV and malaria vaccine development programs and the continued internal development of the Company’s pipeline of product candidates.
     GenVec ended the third quarter of 2005 with $33.7 million in cash and investments, including net proceeds of approximately $14 million from the recent sale of 7.6 million shares of common stock. The net proceeds will be used to advance and broaden the clinical development of TNFerade.
     “We are very pleased with the increase in revenues and the growing interest in our technology platform for the development of vaccine candidates,” said Jeffrey W. Church, GenVec’s chief financial officer. “Activities under our funded vaccine programs performed by GenVec’s internal quality, process development and manufacturing staff as well as the qualification of our manufacturing process to rigorous FDA standards will be directly transferable to TNFerade and BIOBYPASS as these product candidates move into late stage clinical trials.”
Webcast and Conference Call Information
     GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. The conference call will be accessible via GenVec’s website at www.genvec.com under Webcasts & Data or by telephone at 800-561-2601 (U.S. or Canada) or 617-614-3518 (international);

access code 64134299. An archive of the conference call will be available on GenVec’s website approximately one hour after the event for 30 days.
     GenVec is a clinical-stage biopharmaceutical company developing innovative gene-based therapeutics to treat cancer, heart disease, and ophthalmic disorders. Each of our gene-based product candidates uses a common patent-protected platform to deliver genes that produce medically beneficial proteins directly at the site of disease — TNFerade™ for oncology, BIOBYPASS® for cardiovascular disease, and PEDF for ophthalmology. Additional information on GenVec is available at its website at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.
     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Revenue from strategic alliances and research contracts	$6,897	$2,932	$18,794	$8,824

Operating expenses:
Research and development	8,496	5,913	22,607	18,186
General and administrative	1,881	1,880	6,284	6,000

Total operating expenses	10,377	7,793	28,891	24,186

Loss from operations	(3,480)	(4,861)	(10,097)	(15,362)

Interest income	192	166	571	438
Interest expense	(28)	(94)	(136)	(291)

Net loss	$(3,316)	$(4,789)	$(9,662)	$(15,215)

Basic and diluted net loss per share	$(0.06)	$(0.09)	$(0.17)	$(0.28)

Shares used in computing basic and diluted net loss per share	56,291	55,508	55,872	53,916

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)

Cash and investments	$33,735	$33,065
Working capital	32,840	26,021
Total assets	46,040	44,071
Stockholder’s equity	35,607	30,481
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